Exhibit 99

For Immediate Release

ValueVision Reports Second Quarter 2014 Results

HIGHLIGHTS

•	Appointment of new CEO and five new directors provides new energy, industry expertise and fresh perspective to lead the Company’s evolution and growth
•	Q2 sales increased 5% to $156.6 million and gross profit rose 9% to $60.4 million
•	Net loss of ($4.3) million included unusual charges of $5.1 million and adjusted EBITDA grew 46% to $5.5 million
•	Total customers increased 18% to 1.4 million over the last 12 months
MINNEAPOLIS, MN – August 20, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopHQ, today announced operating results for its fiscal 2014 second quarter (Q2’14) ended August 2, 2014. The Company’s CEO Mark Bozek and CFO Bill McGrath, will host an investor conference call/webcast today at 11:00 a.m. ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Q2 '14	Q2 '13		YTD		YTD
	8/2/2014	8/3/2013	Change	8/2/2014		8/3/2013		Change

Net Sales	$156.6	$148.6	5%	$316.3		$299.9		5%
Gross Profit	$60.4	$55.7	9%	$120.4		$112.7		7%
Gross Profit %	38.6%	37.5%	+110bps	38.1%		37.6%		+50bps
Adjusted EBITDA	$5.5	$3.8	$1.7	$11.0		$9.6		$1.5

Adjusted Net Income/(Loss)	$0.8	$(0.8)	$1.6	$2.3		$0.2		$2.1
Less:
Activist Shareholder Response Costs	$(2.5)	$0.0	$(2.5)	$(3.5)		$0.0		$(3.5)
CEO Transition Costs	$(2.6)	$0.0	$(2.6)	$(2.6)		$0.0		$(2.6)
Net Income/(Loss)	$(4.3)	$(0.8)	$(3.5)	$(3.8)		$0.2		$(4.1)

Net Income/(Loss) per Share	$(0.08)	$(0.02)	$(0.06)	$(0.08)		$0.00		$(0.08)

Adjusted Net Income/(Loss) per Share	$0.01	$(0.02)	$0.03	$0.04		$0.00		$0.04

Homes (Average 000s)	87,522	86,538	1%	87,267		85,670		2%
Net Shipped Units (000s)	2,110	1,627	30%	4,023		3,124		29%
Average Selling Price	$67	$83	-19%	$71		$87		-18%
Return Rate %	22.9%	22.5%	+40bps	22.6%		22.5%		+10bps
Internet Net Sales %	43.5%	45.1%	-160bps	44.2%		45.7%		-150bps
Total Customers - 12 Month Rolling	1,421,235	1,200,922	18%	N/	A	N/	A

The Company’s Q2’14 net sales were $156.6 million, up 5% compared to last year’s same quarter, with strong performance in the Fashion & Accessories and Beauty, Health & Fitness categories. Gross profit dollars increased 9% to $60.4 million in Q2’14, as gross profit as a percent of sales for the quarter improved to 38.6%, compared to 37.5% in Q2’13.

Adjusted EBITDA increased to $5.5 million in Q2’14 compared to $3.8 million in Q2’13, driven by the Company’s sales and gross profit improvements. Adjusted net income was $0.8 million, or $0.01 per share, in Q2’14 compared to an adjusted net loss of ($0.8) million, or ($0.02) per share in Q2’13.
Mark Bozek, CEO of ValueVision, said, “The Company delivered solid second quarter results with strong growth in total customer counts and increased order volume on mobile devices. I am excited to be leading the Company into a new phase of growth while working alongside our newly formed board and a dedicated and re-energized employee base.”

Continued Mr. Bozek, “Our commerce platforms, led by our reach into 87 million TV homes in the U.S., are unique assets that provide us with tremendous potential. Driving growth will largely be centered around attracting and building a diverse portfolio of proprietary brands and products with the goal of growing our customer base. We will be focused on supporting the growth of these proprietary brands with immersive, personality-driven programming that is designed to drive greater engagement and social commerce on all our platforms. Our process is all about an evolution of the business – not a revolution. Our recently established office in New York City should aid us in all these efforts. I plan to elaborate more on our new vision for the Company in the coming months, as we begin to execute on our strategy of a more fully leveraged multichannel commerce platform.”

William McGrath, EVP & CFO of ValueVision, said, “We ended the quarter with $23 million in cash and restricted cash compared to $27 million at the end of Q1’14. Net use of cash includes $5 million in working capital and $3 million in capital expenditures, partially offset by Adjusted EBITDA of $6 million in the quarter.”
Conference Call / Webcast Today, Wednesday, August 20, 2014 at 11 a.m. EST:

LIVE WEBCAST / REPLAY:	http://www.media-server.com/m/p/uc4u6pbe

TELEPHONE:	866-515-2907; passcode 99611522

Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Earnings Per Share

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; CEO transition costs and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; CEO transition costs and activist shareholder response costs. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopHQ (www.shophq.com/ir)
ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	August 2,	February 1,
	2014	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,790	$29,177
Restricted cash and investments	2,100	2,100
Accounts receivable, net	92,972	107,386
Inventories	52,332	51,162
Prepaid expenses and other	6,463	6,032
Total current assets	174,657	195,857
Property and equipment, net	26,619	24,952
FCC broadcasting license	12,000	12,000
Other assets	1,062	896
	$214,338	$233,705

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$59,030	$77,296
Accrued liabilities	37,789	38,535
Deferred revenue	85	85
Total current liabilities	96,904	115,916

Capital lease liability	62	88
Deferred revenue	292	335
Deferred tax liability	1,551	1,158
Long term credit facility	38,000	38,000
Total liabilities	136,809	155,497

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 55,185,123 and 49,844,253 shares issued and outstanding	552	498

Warrants to purchase common stock	-	533

Additional paid-in capital	414,310	410,681

Accumulated deficit	(337,333)	(333,504)
Total shareholders' equity	77,529	78,208
	$214,338	$233,705

VALUEVISION MEDIA, INC.
 AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)
 (Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013

Net sales	$156,587	$148,564	$316,288	$299,918
Cost of sales	96,152	92,907	195,847	187,228
Gross profit	60,435	55,657	120,441	112,690
Margin %	38.6%	37.5%	38.1%	37.6%
Operating expense:
Distribution and selling	50,110	46,542	99,839	92,794
General and administrative	6,776	6,177	12,688	12,069
Depreciation and amortization	2,163	3,098	4,431	6,303
Activist shareholder response costs	2,473	-	3,518	-
CEO transition costs	2,620	-	2,620	-
Total operating expense	64,142	55,817	123,096	111,166
Operating income (loss)	(3,707)	(160)	(2,655)	1,524

Other expense:
Interest income	6	3	6	14
Interest expense	(387)	(348)	(778)	(726)
Total other expense	(381)	(345)	(772)	(712)

Income (loss) before income taxes	(4,088)	(505)	(3,427)	812

Income tax provision	(201)	(294)	(402)	(588)

Net income (loss)	$(4,289)	$(799)	$(3,829)	$224

Net income (loss) per common share	$(0.08)	$(0.02)	$(0.08)	$0.00

Net income (loss) per common share ---assuming dilution	$(0.08)	$(0.02)	$(0.08)	$0.00

Weighted average number of common shares outstanding:
Basic	52,199,792	49,406,562	51,022,023	49,316,539
Diluted	52,199,792	49,406,562	51,022,023	55,206,943

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Income (Loss):

	For the Three Month Periods Ended		For the Six Month Periods Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013

Adjusted EBITDA (000's)	$5,528	$3,780	$11,042	$9,576
Less:
Activist shareholder response costs	(2,473)	-	(3,518)	-
CEO transition costs	(2,620)	-	(2,620)	-
Non-cash share-based compensation	(1,874)	(791)	(2,918)	(1,650)
EBITDA (as defined) (a)	(1,439)	2,989	1,986	7,926

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA (as defined) (a)	(1,439)	2,989	1,986	7,926
Adjustments:
Depreciation and amortization	(2,268)	(3,149)	(4,641)	(6,402)
Interest income	6	3	6	14
Interest expense	(387)	(348)	(778)	(726)
Income taxes	(201)	(294)	(402)	(588)
Net income (loss)	$(4,289)	$(799)	$(3,829)	$224

(a)  EBITDA as defined for this statistical presentation represents net income for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs, CEO transition costs and non-cash share-based compensation expense.
Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's television and internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income, net income or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

###

Contacts
Media:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopHQ	Catalyst Global LLC
dzaremba@shophq.com	vvtv@catalyst-ir.com
(952) 943-6043 O	(212) 924-9800 O | (917) 734-0339 M